CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Form S-3 of our report dated March 18, 2024, (March 6, 2025, as to the effects of the adoption of ASU 2023-07, Improvements to Reportable Segment Disclosures, described in Note 1 within the captions labeled Segment Reporting and Capital Expenditures), relating to the financial statements of National CineMedia, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of National CineMedia, Inc. for the period ended December 28, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

August 5, 2025